                                   EXHIBIT 3.7



                          FORM OF AMENDED AND RESTATED
                      CERTIFICATE OF INCORPORATION OF THE
                      COMPANY, TO BE EFFECTIVE IMMEDIATELY
                      PRIOR TO THE CLOSING OF THE OFFERING


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                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                     TWEETER HOME ENTERTAINMENT GROUP, INC.

        Tweeter Home Entertainment Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

        1. The name of the Corporation is Tweeter Home Entertainment Group, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 14, 1998 (the "Original Certificate of Incorporation"). The Original Certificate of Incorporation was amended and restated on [__________________], 1998 (the "First Amended and Restated Certificate of Incorporation").

        2. This Amended and Restated Certificate of Incorporation (the "Certificate"), which amends, restates and integrates the provisions of the First Amended and Restated Certificate of Incorporation, was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the "DGCL"), and was duly adopted by the written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the DGCL.

        3. The text of the First Amended and Restated Certificate of Incorporation, as amended to date, is hereby amended and restated in its entirety to provide as herein set forth in full.

                                    ARTICLE I

                                      NAME

        The name of the corporation is Tweeter Home Entertainment Group, Inc.

                                   ARTICLE II

                                REGISTERED OFFICE

        The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.


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                                   ARTICLE III

                                    PURPOSES

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                   ARTICLE IV

                                  CAPITAL STOCK

A. AUTHORIZED CAPITAL. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of stock which the Corporation shall have authority to issue is Thirty Million (30,000,000) shares, consisting of Twenty Million (20,000,000) shares of Common Stock, $.01 par value, and Ten Million (10,000,000) shares of Preferred Stock, $.01 par value.

B.      COMMON STOCK.

        1. The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation.

        2. Subject to any preferential dividend rights of the Preferred Stock, dividends may be paid on the Common Stock as and when declared by the Board of Directors or any authorized committee thereof.

        3. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of the Preferred Stock having a prior and superior right to any assets of the Corporation of the full amount to which they are entitled, the net assets of the Corporation available for distribution to the holders of Common Stock shall be distributed pro rata to such holders in proportion to the number of shares of Common Stock held by each.

C. PREFERRED STOCK. The Board of Directors of the Corporation is hereby expressly vested with the power by resolution to designate one or more series of the Preferred Stock of the Corporation from time to time and by resolution to designate the powers, preferences and relative, participating, optional or other special rights of any such series, and the qualifications, limitations or restrictions thereof, to the extent not in conflict with the powers, designations, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions of any other series fixed by resolution of the Board of Directors and set forth in a certificate of designation filed with the Secretary of State of Delaware. The power of the Board of Directors as describe in this paragraph shall include the right to fix one or more of the following with respect to each series of Preferred Stock to the extent permitted by law:


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        1. the annual or other periodic dividend rate or amount of dividends to be paid on the shares of such series, the dividend payment dates, the date from which dividends on all shares of such series issued shall be cumulative, if applicable, and the extent of participation and other rights, if any;

        2. whether the shares of such series shall be redeemable and, if so, the redemption price or prices, if any, for such series and other terms and conditions on which such series may be retired and redeemed;

        3. the distinctive serial designation and maximum number of shares of such series issuable;

        4. the right to vote, if any, with holders of shares of any other class or series, either generally or as a condition to specified corporate action;

        5. the amount payable upon shares of such series and the preferences applicable thereto in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

        6. the rights, if any, of the holders of shares of such series to convert such shares into other classes of stock of the Corporation or into any other securities, or to exchange such shares for other securities, and, if so, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made and any other terms and conditions of any such conversion or exchange;

        7. the price or other consideration for which the shares of such series shall be issued;

        8. whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of Preferred Stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and

        9. such other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as the Board of Directors may deem advisable and as are not prohibited by law.

    All shares of Preferred Stock shall be identical with each other in all respects except as provided herein or in the resolution or resolutions providing for the issue of a particular series. All shares of Preferred Stock of any one series shall be identical with each other in all respects except, if so determined by the Board of Directors, as to the dates from which dividends thereon shall be cumulative.

    Any action by the Board of Directors under this Section C of Article IV shall require the affirmative vote of a majority of the directors then in office.




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                                    ARTICLE V

                               STOCKHOLDER ACTION

    Except as may be provided in the resolutions of the Board of Directors designating any series of Preferred Stock solely with respect to action taken by the holders of that series, any action required or permitted to be taken by stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

                                   ARTICLE VI

                                    DIRECTORS

A. GENERAL POWERS OF THE BOARD OF DIRECTORS. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the State of Delaware, the Board of Directors of the Corporation is expressly authorized to:

        1. adopt, amend, or repeal the By-laws of the Corporation; provided, however, that no By-laws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such new By-laws had not been adopted.

        2. determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements for, and manner of taking, Board action; and

        3. exercise all such powers and do all such acts as may be exercised or done by the Corporation, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation, and the By-laws of the Corporation.

B. NUMBER OF DIRECTORS. The number of directors constituting the Board of Directors shall be fixed by, or in the manner provided in, the By-laws.

C. CLASSIFIED BOARD OF DIRECTORS. Effective as of the filing of this Certificate, the directors shall be divided into three classes, with each class to be as nearly equal in number as possible, and shall be referred to Class I Directors, Class II Directors and Class III Directors, respectively. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1999; the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2000; and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2001. At each annual meeting of stockholders, the successor or successors of the class of directors whose term expires at that meeting shall



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be elected by a plurality of the votes of the shares present in person or represented by proxy at such meeting and entitled to vote on the election of directors, and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of an incumbent director.

D. REMOVAL OF DIRECTORS. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors and to remove any director whom such holders have the right to elect, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office (a) only for cause and (b) only by the affirmative vote of the holders of at least 75% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

E. VACANCIES. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors and to fill vacancies in the Board of Directors relating thereto, any vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the resignation or removal of a director, may filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified or until such director's earlier resignation or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock, when the number of directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned, but in no case will a decrease in the number of directors shorten the term of an incumbent director. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until such vacancy is filled.

F. AMENDMENT OF BY-LAWS. Except as may be may be provided otherwise in the By-laws, the Board of Directors shall have the power to adopt, amend, or repeal any By-laws of the Corporation, subject to the right of the stockholders of the Corporation to amend or repeal the By-laws as provided therein.

G. CONSIDERATION OF CERTAIN FACTORS BY DIRECTORS. In determining what he or she reasonably believes to be in the best interests of the Corporation in the performance of his or her duties as a director, a director may consider, both in the consideration of tender and exchange offers, mergers, consolidations and sales of all or



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substantially all of the corporation's assets and otherwise, such factors as the
Board of Directors determines to be relevant, including without limitation:

        1. the long-term and short-term interests of the Corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the Corporation;

        2. whether the proposed transaction might violate federal or state laws;

        3. if applicable, not only the consideration being offered in a proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for such capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities or other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation's financial condition and future prospects; and

        4. the social, legal and economic effects of the proposed transaction upon the Corporation's employees, suppliers, customers, creditors and others having similar relationships with the Corporation, upon the communities in which the Corporation conducts business and upon the economy of the state, region and nation.

                                   ARTICLE VII

                      LIMITATION OF LIABILITY OF DIRECTORS

    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

    Any amendment or repeal of this Article VII by either (i) the stockholders of the Corporation or (ii) an amendment to the DGCL shall not adversely affect any right or protection existing at the time of such amendment or repeal with respect to any acts or omissions occurring before such amendment or repeal of a person who has served as a director prior to, or is then serving as a director at the time of, such amendment or repeal.



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                                  ARTICLE VIII

                          INDEMNIFICATION OF DIRECTORS

    The corporation shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it shall have the power to indemnify under that section from and against all of the expenses, liabilities or other matters referred to in or covered by that section and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                   ARTICLE IX

                    AMENDMENT OF CERTIFICATE OF INCORPORATION

    The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation.

    No amendment or repeal of this Certificate shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the Board of Directors in accordance with Section 242 of the DGCL, and, except as otherwise provided by law, thereafter approved by the stockholders. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate, then in addition to any other vote of the holders of voting stock that is required by this Certificate or by law, the affirmative vote of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote on such amendment or repeal, voting together as a single class, and the affirmative vote of at least a majority of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Certificate; provided, however, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required in any event to amend, adopt any provision inconsistent with, or repeal any of the provisions of Articles V through X of this Certificate.



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








                           CERTIFICATE OF DESIGNATION

                                       OF

            SERIES A JUNIOR PARTICIPATING CUMULATIVE PREFERRED STOCK

                                       OF

                     TWEETER HOME ENTERTAINMENT GROUP, INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

        TWEETER HOME ENTERTAINMENT GROUP, INC. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

        That the following resolution was duly adopted by the Board of Directors of the Company, pursuant to the authority conferred upon the Board of Directors by Article IV, Section C of the Company's Amended and Restated Certificate of Incorporation and the provisions of Section 151 of the DGCL, [AT A DULY CALLED MEETING OF THE BOARD OF DIRECTORS HELD ON [_____________], 1998][BY THE UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS, IN LIEU OF A MEETING THEREOF]:

RESOLVED:        That the Board of Directors hereby designates 200,000 shares of the Company's Preferred Stock, $.01 par value, as Series A
                 Junior Participating Cumulative Preferred Stock with the designations, powers, preferences, and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, set forth on EXHIBIT I hereto.

        IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be executed by [_________________], its [___________].


                                    TWEETER HOME ENTERTAINMENT GROUP, INC.

                                    By: __________________________________
                                        [Name]
                                        [Title]

                DESIGNATIONS, POWERS, PREFERENCES, AND RELATIVE,
                PARTICIPATING, OPTIONAL OR OTHER RIGHTS, AND THE
              QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF,

                                       OF

            SERIES A JUNIOR PARTICIPATING CUMULATIVE PREFERRED STOCK

                                       OF

                     TWEETER HOME ENTERTAINMENT GROUP, INC.

        SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Junior Participating Cumulative Preferred Stock," $.01 par value, (hereinafter called "Series A Preferred Stock"), and the number of shares initially constituting such series shall be 200,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding plus the number of shares of Series A Preferred Stock issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

        SECTION 2.  DIVIDENDS AND DISTRIBUTIONS.

               (A) (i) Subject to the rights of the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of shares of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provisions for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the shares of Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. The multiple of cash and non- cash dividends declared on the shares of Common Stock to which holders of the Series A Preferred Stock are entitled, which shall be 1,000 initially but which shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Dividend Multiple." In the event the Corporation shall at any time after [__________], 1998 (the "Rights Declaration Date") (i) declare or pay any dividend on the shares of Common Stock payable in shares of Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of dividends which holders of shares of Series A Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                       (ii) Notwithstanding anything else contained in this paragraph (A), the Corporation shall, out of funds legally available for that purpose, declare a dividend or distribution on the Series A Preferred Stock as provided in this paragraph (A) immediately after it declares a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the shares of Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

               (B) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix in accordance with applicable law a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than such number of days prior to the date fixed for the payment thereof as may be allowed by applicable law.


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

        SECTION 3. VOTING RIGHTS. In addition to any other voting rights required by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

               (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. The number of votes which a holder of a share of Series A Preferred Stock is entitled to cast, which shall initially be 1,000 but which may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Vote Multiple." In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on shares of Common Stock payable in shares of Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Series A Preferred Stock shall be entitled shall be the Vote Multiple immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and the holders of shares of any other capital stock of this Corporation having general voting rights, shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

               (C) (i) Whenever, at any time or times, dividends payable on any shares of Series A Preferred Stock shall be in arrears in an amount equal to at least two full quarter dividends (whether or not declared and whether or not consecutive), the holders of record of the outstanding shares of Series A Preferred Stock shall have the exclusive right, voting separately as a single class, to elect two directors of the Corporation at a special meeting of stockholders of the Corporation or at the Corporation's next annual meeting of stockholders, and at each subsequent annual meeting of stockholders, as provided below. At elections for such directors, each Series A Preferred Share shall entitle the holder thereof to 1,000 votes in such elections.

                       (ii) Upon the vesting of such right of the holders of shares of Series A Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding shares of Series A Preferred Stock as hereinafter set forth. A special meeting of the stockholders of the Corporation then entitled to vote shall be called by the Chairman of the Board of Directors or the President or the Secretary of the Corporation, if requested in writing by the holders of record of not less than 10% of the shares of Series A Preferred Stock then outstanding. At such special



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

meeting, or, if no such special meeting shall have been called, then at the next annual meeting of stockholders of the Corporation, the holders of the shares of Series A Preferred Stock shall elect, voting as above provided, two directors of the Corporation to fill the aforesaid vacancies created by the automatic increase in the number of members of the Board of Directors. At any and all such meetings for such election, the holders of a majority of the outstanding shares of Series A Preferred Stock shall be necessary to constitute a quorum for such election, whether present in person or proxy, and such two directors shall be elected by the vote of at least a majority of the shares of Series A Preferred Stock held by such stockholders present or represented at the meeting. Any director elected by holders of shares of Series A Preferred Stock pursuant to this Section may be removed at any annual or special meeting, by vote of a majority of the stockholders voting as a class who elected such director, with or without cause. In case any vacancy shall occur among the directors elected by the holders of shares of Series A Preferred Stock pursuant to this Section, such vacancy may be filled by the remaining director so elected, or his successor then in office, and the director so elected to fill such vacancy shall serve until the next meeting of stockholders for the election of directors. After the holders of shares of Series A Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be further increased or decreased except by vote of the holders of shares of Series A Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred Stock.

                       (iii) The right of the holders of shares of Series A Preferred Stock, voting separately as a class, to elect two members of the Board of Directors of the Corporation as aforesaid shall continue until, and only until, such time as all arrears in dividends (whether or not declared) on the Series A Preferred Stock shall have been paid or declared and set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided subject to revesting in the event of each and every subsequent default of the character above-mentioned. Upon any termination of the right of the holders of the Series A Preferred Stock as a class to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of shares of Series A Preferred Stock pursuant to this Section shall terminate immediately. Whenever the term of office of the directors elected by the holders of shares of Series A Preferred Stock pursuant to this Section shall terminate and the special voting powers vested in the holders of the Series A Preferred Stock pursuant to this Section shall have expired, the maximum number of members of this Board of Directors of the Corporation shall be such number as may be provided for in the By-laws of the Corporation, irrespective of any increase made pursuant to the provisions of this Section.

               (D) Except as otherwise required by applicable law or as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein) for taking any corporate action.



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

        SECTION 4. CERTAIN RESTRICTIONS.

               (A) Whenever dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not: (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) except as permitted in subsection 4(A)(iv) below, redeem, purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

               (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subsection (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

        SECTION 5. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

        SECTION 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $1,000.00 per share or (2) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on shares of Common Stock payable in shares of Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (a) of this paragraph shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        Neither the consolidation of nor merging of the Corporation with or into any other corporation or corporations, nor the sale or other transfer of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

        SECTION 7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged, plus accrued and unpaid dividends, if any, payable with respect to the Series A Preferred Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on shares of Common Stock payable in shares of Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common

Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        SECTION 8. REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.

        SECTION 9. RANKING. Unless otherwise provided in the Certificate of Incorporation or a Certificate of Designation relating to a subsequently-designated series of preferred stock of the Corporation, the Series A Preferred Stock shall rank junior to any other series of the Corporation's preferred stock subsequently issued, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and shall rank senior to the Common Stock.

        SECTION 10. AMENDMENT. The Certificate of Incorporation and this Certificate of Designation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.

        SECTION 11. FRACTIONAL SHARES. Shares of Series A Preferred Stock may be issued in whole shares or in any fraction of a share that is one one-thousandth (1/1,000th) of a share or any integral multiple of such fraction, which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of shares of Series A Preferred Stock. In lieu of fractional shares, the Corporation may elect to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandth (1/1,000th) of a share or any integral multiple thereof.



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